Exhibit 99.1

VALSPAR UPDATES FOURTH QUARTER EARNINGS OUTLOOK

MINNEAPOLIS, Minn., October 1, 2007 – The Valspar Corporation (NYSE-VAL) announced today that it expects adjusted earnings for the fourth quarter ending October 26, 2007 to be in the range of 47 to 50 cents per share, compared to earnings of 51 cents per share in the fourth quarter of 2006. For the full year, the company expects adjusted earnings per share to be approximately $1.67-$1.70. This fourth quarter and full year guidance excludes any adjustments for Huarun minority interest shares and includes an estimated 10 cents per share after-tax gain from the sale of assets.

The company noted that fourth-quarter sales and profits will be lower due to the continuing weakness in the U.S. housing market and the impact on the company’s Paints segment and related industrial markets in the company’s Coatings segment.

“We expect the weak sales environment affecting our domestic business to continue into 2008. As a result, we are taking aggressive steps to control costs in all areas of the company,” said William L. Mansfield, Valspar chairman, president and chief executive officer. “Our businesses in markets outside of the U.S., including our recent acquisitions, continue to perform well, and we are making significant progress with our branding and other growth initiatives. In response to the soft domestic sales environment, we have taken actions to reduce costs and our inventory levels. We will continue to strengthen our business under challenging conditions and we are confident we can deliver on our long-term growth objectives.”

Investor Contact: Lori A. Walker, (612) 375-7350

Media Contact: Mike Dougherty, (612) 375-7802

Note: William L. Mansfield and Paul C. Reyelts, executive vice president and chief financial officer, will host a conference call at 5:30 p.m. Eastern Time (4:30 p.m. Central Time) today, Monday, October 1, 2007. The call can be heard live over the Internet at Valspar’s website at www.valsparglobal.com under Investor Relations. Those unable to participate during the live broadcast can access an archive of the call on the Valspar website. A taped replay of the call will also be available from 8:00 p.m. Central Time October 1 through Midnight on October 15 by dialing 1-800-475-6701 from within the U.S. or 320-365-3844 from outside the U.S., using access code 889512.

The Valspar Corporation (NYSE:VAL) is a global leader in the paint and coatings industry. Since 1806, Valspar has been dedicated to bringing customers the latest innovations, the finest quality and the best customer service in the coatings industry.

For more information, visit www.valspar.com.

This press release contains certain “forward-looking” statements. These forward-looking statements are based on management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, dependence of internal earnings growth on economic conditions and growth in the domestic and international coatings industry; risks related to any future acquisitions, including risks of adverse changes in the results of acquired businesses and the assumption of unforeseen liabilities; risks of disruptions in business resulting from the integration process and higher interest costs resulting from further borrowing for any such acquisitions; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; risks of disruptions in business resulting from the Company’s relationships with customers and suppliers; unusual weather conditions adversely affecting sales; changes in raw materials pricing and availability; delays in passing along cost increases to customers; changes in governmental regulation, including more stringent environmental, health and safety regulations; the nature, cost and outcome of pending and future litigation and other legal proceedings; the outbreak of war and other significant national and international events; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

# # #